EXHIBIT 11

                                       ACTV, INC. AND SUBSIDIARIES
                                      COMPUTATION OF LOSS PER SHARE

                                                         Nine Month Period                 Three Month Period
                                                         Ended September 30,               Ended September 30,
                                                        1997            1998             1997               1998
                                                   =============== ===============  ================   ================
Weighted average shares outstanding..........         12,338,339      19,309,832        13,171,584         23,422,018

Common stock equivalents                                      --              --                --                 --
                                                   =============== ===============  ================   ================
         Total...............................         12,338,339      19,309,832        13,171,584         23,422,018
                                                   =============== ===============  ================   ================

Net loss.....................................        $(7,042,623)    $(9,869,022)      $(2,303,598)       $(3,833,484)
                                                   =============== ===============  ================   ================

Loss per share applicable to common
Shareholders.................................              $(.57)          $(.51)            $(.17)             $(.16)
                                                   =============== ===============  ================   ================


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